Rule 424(b)(3)
                                             File No. 333-59019
                                             File No. 333-71827

                                    NAVIDEC, INC.
Prospectus Supplement to Prospectuses Dated July 22, 1998 and February 4, 1999


     NAVIDEC, Inc. (the "Company") reported in its quarterly report on Form 10Q-SB for the quarter ended September 30, 1998 as filed with the Securities and Exchange Commission on February 4, 1999 that the Company is considering a strategy to establish a new entity for its Internet based auto buying solutions. Those auto buying solutions include US Wheels.com, CarWizard.com and LeaseSource.com.

     The Company believes that the establishment of a separate entity for its auto buying solutions group may be a way to realize value due to the current
interest in and high demand for online car buying.   The Company's auto buying
solutions provide consumers with a convenient method to research, find and finance new and used cars. If a new entity is established, the Company anticipates that the new entity will, independently of the Company, raise capital through a private and/or public offerings of its securities.

     There can be no assurance that the Company's strategy to spin-out a piece of the Company's operations as a separately capitalized entity will ultimately be implemented or prove successful as the strategy is dependent on the Company's perception of the market's desire for Internet commerce securities, which could change.

     This Prospectus Supplement should be read in conjunction with the Company's Prospectuses dated July 22, 1998 and February 4, 1999.

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                  The date of this Prospectus Supplement is February 22, 1999

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